EX-10.1

FORBEARANCE AGREEMENT AND SECOND AMENDMENT

THIS FORBEARANCE AGREEMENT AND SECOND AMENDMENT (this “Forbearance Agreement”) is made and entered into as of the 15th day of November, 2004, by and among Syratech Corporation, a Delaware corporation (the “Borrower”), the Lenders whose signatures appear on the signature pages hereof (the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, the Lenders and the Agent entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 26, 2004, as amended by that certain Amendment, Acknowledgment and Limited Waiver (the “Limited Waiver”) dated as of October 15, 2004 (and as further amended by this Forbearance Agreement, the “Credit Agreement”, capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement; and

                WHEREAS, the following events have occurred which constitute Events of Default under the Credit Agreement: (i) the Payment Event of Default, as defined in the Limited Waiver, has occurred, which constitutes an Event of Default under Section 12.1(e) of the Credit Agreement (the “Payment Default”), and (ii) as the results of Borrower’s results of operations and business prospects, among other matters, both a “material adverse change”, within the meaning of Section 6.1(n)(i) of the Credit Agreement, and a Materially Adverse Effect have occurred and are continuing, which constitute continuing Events of Default under Section 12.1(c) of the Credit Agreement (collectively the “Adverse Change Default”, and, together with the Payment Default, referred to herein collectively as the “Existing Defaults”); and

WHEREAS, by reason of the Existing Defaults, Agent, on behalf of the Lenders, is authorized to exercise all remedies available to it under the Loan Documents, including, but not limited to, the right to repossess and foreclose upon the Collateral; and

WHEREAS, despite the Existing Defaults, Borrower desires that Agent and Lenders (a) forbear from exercising remedies of suit, repossession and foreclosure otherwise available to  Agent, on behalf of the Lenders, under the Loan Documents; (b) continue to make available to Borrower, Revolving Loans under the facility for Revolving Credit Loans pursuant to Article 2 of the Credit Agreement (the “Revolving Facility”) and make other concessions, as set forth herein; and

WHEREAS, Agent and Lenders are willing to (a) forbear from pursuing their remedies in connection with the Existing Defaults, (b) continue to make available to Borrower the Revolving Facility, as amended hereby, and as further modified herein during the Forbearance Period, and make other concessions to the Borrower, (collectively the “Borrower Benefits”), all on the terms and conditions contained herein, each of which, individually and in the aggregate, and including the performance thereof by Borrower, constitute the consideration to the Agent and Lenders for entering into this Forbearance Agreement, and in the absence of any of which Agent and Lenders would not have entered into this Forbearance Agreement or otherwise extended to Borrower the Borrower Benefits; and

WHEREAS, Borrower acknowledges and agrees that the Borrower Benefits hereunder are of immediate and material benefit, financial and otherwise, to the Borrower, and that neither Agent nor Lenders were or are under any obligation to extend to Borrower the Borrower Benefits provided hereunder.

NOW, THEREFORE, in consideration of the foregoing premises (collectively the “Recitals”), and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                1.             Acknowledgments by Borrower.

                (a)  Borrower hereby acknowledges and agrees that (i) as of the close of business on November 12, 2004, (A) the outstanding and unpaid principal balance of the Revolving Credit Loans totaled $25,864,745.40, and (B) the Letter of Credit Obligations totaled $3,509,656.22, in each case exclusive of accrued interest, costs and attorney’s fees chargeable to Borrower under the Loan Documents; (ii) the Existing Defaults have occurred, as set forth in the Recitals, (iii) the Existing Defaults are continuing and have not been cured by Borrower or waived, released, extinguished or compromised by Agent or Lenders; and (iv) as a result of the Existing Defaults, all of the Secured Obligations, at the election of the Agent or the direction of the Required Lenders, could be declared absolutely and immediately due and owing by Borrower, and Agent, on behalf of the Lenders, would have the full legal right to exercise any and all rights and remedies under the Loan Documents or otherwise available at law or in equity with respect thereto.

(b)   Borrower acknowledges and agrees that, notwithstanding the agreement of Agent and Lenders herein, on the terms and conditions set forth herein, to (i) on the part of the Lenders, make additional Revolving Credit Loans and continue to purchase participations in respect of  Letters of Credit and Bankers Acceptances under the Revolving Facility, and (ii) to forbear from exercising the rights and remedies available under the Loan Documents and applicable law, in no event shall any of such actions by Agent or Lenders be deemed a waiver, release, extinguishment, compromise or cure of the Existing Defaults or of any other current or future Default or Event of Default.

2.              Forbearance Period, Conditions and Waivers.

(a)   Forbearance.  During the period commencing on the date hereof and ending, immediately and without notice, on the earlier to occur of (x) December 31, 2004, or (y) the occurrence of an Event of Default specified in Sections 12.1(f) or 12.1(g) of the Credit Agreement or (z) the date that any default with respect to, or other failure of, the Forbearance Conditions as defined in and set forth in Section 2(b) hereof occurs (the “Forbearance

Period”), Agent and Lenders agree that they will not, but only by reason of the Existing Defaults:

(i)            exercise any of the rights or remedies available to them under the Loan Documents or under any applicable law to foreclose upon their security interest(s) in any of the Collateral; or

(ii)           refuse to make additional Revolving Credit Loans, or purchase additional participations in Letters of Credit or Bankers Acceptances issued or created for the account of the Borrower pursuant to the Credit Agreement; or

(iii)          accelerate the maturity date of any of the Secured Obligations; or

(iv)          institute suit against the Borrower or legal proceedings in respect of any of its assets.

(b)   Conditions to Forbearance.  Each of the following conditions shall constitute a forbearance condition (“Forbearance Condition”), the continuing satisfaction of each and every one of which shall be a continuing condition to the agreement of Agent and Lenders to forbear as set forth above in this Section 2:

(i) Except with respect to the Existing Defaults and except as otherwise expressly provided hereinafter in Section 2(f) of this Forbearance Agreement, Borrower shall duly observe and perform each and every obligation and covenant on its part to be performed under the Loan Documents, this Forbearance Agreement and any agreement, instrument or document executed in connection with this Forbearance Agreement including, without limitation, Borrower’s obligations to pay to Agent, on behalf of the Lenders, all principal, interest, fees, charges, expenses and premiums, as and when the same are due and payable pursuant to the Credit Agreement (whether due at stated maturity, upon acceleration or otherwise); and

(ii) No Default or Event of Default shall exist or shall have occurred under any of the terms, conditions, provisions or covenants of the Loan Documents, or this Forbearance Agreement, except the Existing Defaults, the Agent and Lenders acknowledging and agreeing that the continuing occurrence of the Adverse Change Defaults shall not constitute additional Events of Default for purposes of satisfying this Forbearance Condition; and

(iii) The representations and warranties contained in the Loan Documents, this Forbearance Agreement and any agreement, instrument or document executed in connection herewith or pursuant hereto shall be true and correct in all material respects as of the date of this Forbearance Agreement and shall continue to be true and correct in all material respects at all times hereafter (except to the extent that any such representation or warranty (x) by its express terms, relates only to a prior specific date or period or (y) is untrue as a result of the occurrence or continuance of any of the Existing Defaults); and

(iv) The Borrower shall provide to the Agent copies or, in the case of verbal notices information in respect of, any and all notices and correspondence of any kind whatsoever from any inventory vendor, or other material trade creditor, with respect to any default in payment of the amounts due such vendor or trade creditor in excess of $10,000, within two (2) Business Days after the receipt of any such notice or correspondence; and

(v)   The Borrower shall provide to the Agent, promptly after receipt or the date of any meeting, as applicable, copies of all notices, correspondence or other communications received from, and complete and accurate summaries of all meetings (including without limitation telephone calls and web-based or augmented telephone calls or meetings) of the Borrower or any representative of the Borrower with, any holders of Senior Notes, any representative of any such holder(s), and any representative of any official or unofficial committee of such holders (collectively the “Bondholders”), including without limitation documents, correspondence, proposals, meetings and telephone calls (collectively the “Bondholder Communications”) in respect of any restructuring of the Senior Notes, modification of the Senior Note Indenture or the full or partial exchange of Senior Notes for new Indebtedness of or equity in the Borrower (as reorganized or otherwise); provided, however, that only such Bondholder Communications as constitute either a material new proposal or a material modification of a prior proposal (whether previously reported to the Agent or otherwise), either to or from  the Bondholders, shall be required to be reported to the Agent under this subsection; and

(vi)  The Borrower shall provide to the Agent, on or before the twentieth (20th) day of each month during the Forbearance Period, commencing on November 19, 2004, a report describing Borrower’s actual financial performance for the Fiscal Month most recently ended and for the Fiscal Year to date through the end of such Fiscal Month and utilizing income, expense and other categories listed on Schedule I hereto and a variance analysis of actual versus projected financial performance for the applicable reporting period.

(c)           Payment of the Obligations:   During the Forbearance Period, for so long as each of the Forbearance Conditions is satisfied, except to the extent, if any, modified by Section 2(f) hereunder, the Obligations shall be payable by Borrower in accordance with the provisions of the Loan Documents, applicable as though no Default or Event of Default had occurred.  From and after the date on which any of the Forbearance Conditions shall cease to be satisfied, the Obligations, at the election of the Agent or the direction of the Required Lenders, may be collected by whatever means are authorized by the Loan Documents or by applicable law.

(d)           Effect and Construction of Forbearance:   Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and neither this Forbearance Agreement nor the making of any Revolving Credit Loans, nor the issuance or creation of Letters of Credit or Bankers Acceptances, simultaneously herewith or subsequent hereto shall be construed to:  (i) impair the validity, perfection or priority of any lien or security interest securing the Secured Obligations; (ii) waive or impair any rights, powers or remedies of Agent or Lenders under the Credit Agreement or any of the other Loan Documents upon termination of the Forbearance Period, with respect to the Existing Defaults or otherwise; (iii) constitute an agreement by Agent or any Lender, or require Agent or any Lender, to extend the Forbearance Period or grant additional forbearance periods, extend the term of the Credit Agreement or the time for payment of any of the Secured Obligations; (iv) require Agent or any Lender to make any Revolving Credit Loan, purchase participations in any Letter of Credit or Bankers Acceptance, or make any  other extensions of credit to or for the benefit of Borrower after termination of the Forbearance Period, other than in Agent’s or any such Lender’s sole and absolute discretion; or (v) constitute a waiver of any right of Agent or any Lender to insist on strict compliance by Borrower with each and every term, condition and covenant of this Forbearance Agreement and the Loan Documents, except as expressly provided herein. Other than as expressly provided in Section 3 hereunder, this Forbearance Agreement does not constitute an amendment to the Credit Agreement, but rather, constitutes a supplement thereto. All acknowledgments, terms, conditions, releases, waivers and other provisions hereof, except to the extent that the applicability of the same are expressly limited to the Forbearance Period, shall continue in full force and effect notwithstanding the termination or other cessation of the Forbearance Period.  This Forbearance Agreement shall also constitute a Loan Document.

(e)    No Course of Dealing or Performance:  Borrower acknowledges and agrees that the agreement of Agent and Lenders to forbear from exercising their rights and remedies under the Loan Documents with respect to the Existing Defaults pursuant to and as reflected in this Forbearance Agreement, does not and shall not create (nor shall Borrower rely upon the existence of or claim or assert that there exists) any obligation of Agent or any Lender to consider or agree to any waiver or any further forbearance and, in the event that Agent or any Lender subsequently agrees to consider any waiver or any further forbearance, neither the existence of any prior forbearance, nor this Forbearance Agreement, nor any other conduct of the Agent or any Lender, or any of them, shall be of any force or effect on any consideration or decision with respect to any such requested waiver or forbearance, and neither Agent nor any Lender shall have any obligation whatsoever to consider or agree to further forbear from the exercise of remedies in respect of or to waive any other Default or Event of Default.  In addition, neither (w) the execution and delivery of this Forbearance Agreement, (x) the actions of Agent or any Lender in obtaining or analyzing any information from Borrower, whether or not related to consideration of any waiver, modification, forbearance or alteration of the Credit Agreement, any Default or Event of Default thereunder, or otherwise, including, without limitation, any discussions or negotiations (heretofore or, if any, hereafter) between Agent or any Lender and Borrower regarding any potential waiver, modification, forbearance or amendment related to the Credit Agreement, (y) any failure of Agent or any Lender to exercise any of its or their rights under, pursuant or with respect to the Credit Agreement or any other Loan Document, nor (z) any action, inaction, waiver, forbearance, amendment or other modification of or with respect to the Credit Agreement or any other Loan Document, shall, unless evidenced by a written agreement (and then only to the extent provided by the express provisions thereof):

(i)            Constitute a waiver by Agent or any Lender of, or, except to the extent expressly provided herein, an agreement by Agent or any Lender to forbear from the exercise of remedies with respect to, any Default or Event of Default under the Credit Agreement or any other Loan Document;

(ii)           Constitute a waiver by or estoppel of Agent or any Lender as to the satisfaction or lack of satisfaction of any covenant, term or condition set forth in the Credit Agreement or any other Loan Document; or

(iii)          Constitute an amendment to or modification of, or an agreement on the part of Agent or any Lender to enter into any amendment to or modification of, or an agreement to negotiate or continue to negotiate with respect to, the Credit Agreement or any other Loan Document.

                (f)   Temporary Modifications of Credit Agreement.

                                (i)   During the Forbearance  Period, but not thereafter, the defined term “Revolving Credit Facility” shall mean $35,000,000 rather than $70,000,000.

                                (ii)   During the Forbearance  Period, but not thereafter, the definition of Borrowing Base shall be modified as follows: (A) in subsection (a) thereof, the percentage “80%” shall be replaced by the percentage “75%”, and (B) in subsection (b)(ii) thereof, the percentage “60%” shall be replaced by the percentage “55%”.

                                (iii)   During the Forbearance  Period, but not thereafter, the definition of “Inventory Limit” shall be modified by replacing the dollar amount “$30,000,000” with the dollar amount “$22,500,000”.

                                (iv)   During the Forbearance  Period, but not thereafter, Section 12.1 of the Credit Agreement shall be modified by adding thereto the following new subsection:

                                “(o)   Borrower shall make any payment in respect of the Senior Notes, or request one or more Revolving Credit Loans for the purpose of making any such payment.”

                                (v)   During the Forbearance  Period, but not thereafter, (A) Revolving Credit Loans made on or after the date hereof shall be made only as Base Rate Loans, and no additional LIBOR Rate Loans shall be available to Borrower, and (B) as each Interest Period expires in respect of a LIBOR Rate Loan existing as of the date hereof, Borrower shall be deemed to have requested, pursuant to Section 4.12 of the Credit Agreement, that such LIBOR Rate Loan be converted to a Base Rate Loan effective on the last day of the related Interest Period and (C) subsection (a) of the definition of “Applicable Margin” shall be modified by striking the percentage “1.00%” and inserting in lieu thereof the percentage “3.00%”.

                3.             Amendments to Credit Agreement.

                The Credit Agreement is hereby amended as follows, and the Borrower hereby acknowledges the prior amendment of the Credit Agreement:

                (a)   The definition of “Eligible Inventory” is amended by:

                                                                (i)   striking the text of subsection (f) thereof and inserting in lieu thereof the following:

                                                                                                “(f)   such Inventory is either (A) located within the United States at one of the locations listed in Schedule 6.1(v) or is in transit between two such locations, or (B) is in-transit to a United States port and is Eligible In-Transit Inventory.”

                                                                                                (ii)   inserting in subsection (g) thereof, after the words “such Inventory”, the  words “(other than Eligible In-Transit Inventory)”.

                (b)   The following new defined term is hereby added, in appropriate alpha order, to Section 1.1 of the Credit Agreement:

“Eligible In-Transit Inventory” means Inventory in-transit to a United States port that (a) is fully insured with Agent as the loss payee with respect thereto, (b) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of (i) a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower, or (ii) a customs broker or other bailee who has entered into a bailee agreement with Agent in such form and substance as is acceptable to Agent, in its sole discretion), and (c) is evidenced or deliverable pursuant to one or more non-negotiable bills of lading that have been delivered to Agent or an agent acting on its behalf, together with such additional documents as Agent shall determine in its sole discretion (including, without limitation, additional or supplemental agreements with Borrower), all in form and substance as determined to be acceptable by Agent in its sole discretion.

(c)           The Borrower acknowledges that Section 11.14 of the Credit Agreement was amended pursuant to the Limited Waiver to substitute the dollar amount “$8,500,000” for the dollar amount “$7,500,000” therein.

                4.             Representations, Warranties, Covenants and Acknowledgments; Release.  To induce the Lenders and the Agent to enter into this Forbearance Agreement:

(a)           The Borrower represents and warrants that, upon and after giving effect to this Forbearance Agreement, (i) except for the Existing Defaults, each of the representations and warranties made by it under the Loan Documents, other than representations and warranties that speak only as of an earlier date, are true and correct, (ii) it has the power and authority and is duly authorized to enter into, deliver and perform this Forbearance Agreement, (iii) this Forbearance Agreement, the Credit Agreement and each of the other Loan Documents is the legal, valid and binding obligation thereof, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or in law), and (iv) the execution, delivery and performance of this Forbearance Agreement in accordance with its terms do not and will not, with the passage of time, the giving of notice or otherwise: (A) require approval by any Governmental Authority or violate any applicable law relating thereto; (B) conflict with, result in a breach of or constitute a default under (1) the articles or certificate of incorporation, or the by-laws of the Borrower; (2) any indenture, material agreement or other material instrument to which it is a party or by which any of its properties may be bound, or (3) any approval by any Governmental Authority relating thereto; or (C) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by it other than Permitted Liens;

(b)           The Borrower (i) agrees that this Forbearance Agreement is not intended to be, and is not, a novation of any of the Loan Documents or any of the Secured Obligations, and (ii)  does hereby reaffirm each of the agreements, covenants, and undertakings made by it under the Credit Agreement and each and every other Loan Document executed by it in connection therewith or pursuant thereto, in each case as if each such Borrower were making said agreements, covenants and undertakings on the effective date hereof, except with respect to such agreements, covenants and undertakings which, by their express terms, are applicable only to a specific prior date or period;

(c)           The Borrower does hereby acknowledge and agree that, as of the date hereof, no right of offset, defense, counterclaim, claim, cause of action or objection in favor of Borrower against any of the Lenders or the Agent exists arising out of or with respect to (i) the Secured Obligations, this Forbearance Agreement, the Credit Agreement or any of the other Loan Documents, (ii) any other documents evidencing, securing or in any way relating to the foregoing, or (iii) the administration or funding of the Loans or any of the other  Secured Obligations; and

(d)   As a material inducement to Agent and Lenders to enter into this Forbearance Agreement and to continue to make Revolving Credit Loans under the Revolving Facility, all in accordance with and subject to the terms and conditions of this Forbearance Agreement and the Credit Agreement, and all of which are to the direct advantage and benefit of Borrower, the Borrower, for itself and its successors and assigns, (i) does hereby remise, release, waive, relinquish, acquit, satisfy and forever discharge Agent (including in its capacity as an issuer of Letters of Credit or creator of Bankers Acceptances) and each Lender, and all of the respective past, present and future officers, directors, employees, agents, affiliates, attorneys, representatives, participants, heirs, successors and assigns of Agent and each Lender (collectively the “Discharged Parties” and each a “Discharged Party”), from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, suits, claims, counterclaims, demands, defenses, setoffs, objections and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing and whether known or unknown, including, but not limited to, any and all claims which may be based on allegations of breach of contract, failure to lend, fraud, promissory estoppel, libel, slander, usury, negligence, misrepresentation, breach of fiduciary duty, bad faith, lender malpractice, undue influence, duress, tortious interference with contractual relations, interference with management, or misuse of control which Borrower now has or hereafter can, shall or may have by reason of any matter, cause, thing or event occurring at any time on or prior to the date of this Forbearance Agreement arising out of, in connection with or relating to (i) the Secured Obligations, including, but not limited to, the administration or funding thereof, (ii) any of the Loan Documents or the indebtedness evidenced and secured thereby, and (iii) any other agreement or transaction between Borrower and any Discharged Party relating to or in connection with the Loan Documents or the transactions contemplated therein; and (b) does  hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any

Discharged Party, by reason of or in connection with any of the foregoing matters, claims or causes of action, provided, however, that the foregoing release and covenant not to sue shall not apply to any claims that first arise after the date of this Forbearance Agreement with respect to acts, occurrences or events after the date of this Forbearance Agreement.

5.             Conditions Precedent.  The effectiveness of this Forbearance Agreement is subject to the following conditions precedent:

(a)           Delivery of Documents.  The Agent shall have received from the Borrower executed originals of this Forbearance Agreement and such other documents and instruments as the Agent or any Lender may reasonably request.

(b)           No Events of Default.  After giving effect to this Forbearance Agreement, no Default or Event of Default, other than in the Existing Defaults, shall have occurred and be continuing under the Credit Agreement or any other Loan Document.

6.             Additional Acknowledgments.  Borrower expressly acknowledges and agrees that the waivers, estoppels and releases in favor of Agent and each Lender contained in this Forbearance Agreement shall not be construed as an admission of any wrongdoing, liability or culpability on the part of Agent or any Lender, or as an admission by Agent or any Lender of the existence of any claims by Borrower against Agent or any Lender.  The Borrower further acknowledges and agrees that, to the extent that any such claims exist, they are of a speculative nature so as to be incapable of objective valuation and that, to the extent that any such claims may exist and may have value, such value would constitute primarily “nuisance” value or “leverage” value in adversarial proceedings between Borrower and Agent or any Lender.  In any event, the Borrower acknowledges and agrees that the value to Borrower of the covenants and agreements on the part of Agent and Lenders contained in this Forbearance Agreement substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or other liabilities waived or released by Borrower.

7.             Fees and Expenses.

(a)           In consideration of the forbearances of the Agent and Lenders hereunder, and in further consideration of the provision to the Borrower of the Borrower Benefits, the Borrower agrees to pay to the Agent for the benefit of the Lenders a fee in the amount of $50,000 (the “Forbearance Fee”), which shall be fully earned and due and payable when this Forbearance Agreement becomes effective in accordance with the express provisions hereof.

(b)           In addition to the fees, costs and expenses recoverable by the Agent and the Lenders under, but without limiting the generality of, Section 15.2 of the Credit Agreement, the Borrower agrees to pay on demand, without duplication, all reasonable and actual costs and expenses incurred by the Agent or any Lender in connection with the preparation, execution, delivery and enforcement of this Forbearance Agreement and any other documents, instruments and agreements entered into in connection herewith and in connection with any other transactions contemplated hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel the Agent (collectively the “Expenses”).  The Borrower authorizes and directs the Agent, for the benefit of the Agent and the Lenders, to charge the

Expenses to the Revolving Facility by increasing the outstanding principal amount of the Revolving Credit Loans by the amount of the Expenses.

7.             Miscellaneous.  The Borrower agrees to take such further action as the Agent shall reasonably request in connection herewith to evidence or implement the agreements herein contained.  This Forbearance Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Forbearance Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.  This Forbearance Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Georgia, but without giving effect to principles of conflicts of laws thereof.  This Forbearance Agreement may not be modified, altered or amended except by agreement in writing signed by all of the parties hereto.  Borrower acknowledges that it has consulted with counsel and with such other expert advisors as it deemed necessary in connection with the negotiation, execution and delivery of this Forbearance Agreement. This Forbearance Agreement shall constitute a Loan Document and, among other matters, any claim or cause of action based upon or arising out of or related to this Forbearance Agreement shall be subject to the waiver of jury trial set forth in Section 15.6 of the Credit Agreement. This Forbearance Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Forbearance Agreement or any part hereof to be drafted.  Nothing in this Forbearance Agreement shall be construed to alter the debtor-creditor relationship between Borrower, on the one hand, and the Lenders and Agent, on the other.  This Forbearance Agreement is not intended as, nor shall it be construed to create, a partnership or joint venture relationship between or among any of the parties.  This Forbearance Agreement together with the other Loan Documents embodies the entire understanding and agreement between and among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.

[Signature Page Follows

                IN WITNESS WHEREOF, Borrower, the Agent and the Lenders have caused this Forbearance Agreement to be duly executed, all as of the date first above written.

BORROWER:

SYRATECH CORPORATION

By:	/s/ Gregory W. Hunt

Name:	Gregory W. Hunt

Title:	Executive V.P. and C.F.O

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as the
Administrative Agent

By:	/s/ Matthew T. O’Keefe

Name:	Matthew T. O’Keefe

Title:	Senior Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew T. O’Keefe

Name:	Matthew T. O’Keefe

Title:	Senior Vice President

CONGRESS FINANCIAL CORPORATION
(SOUTHWEST), as a Lender

By:	/s/ Paul Truax

Name:	Paul Truax

Title:	Vice President